Exhibit 99.1

DIAMONDBACK ENERGY TO ACQUIRE ADDITIONAL ACREAGE IN MIDLAND BASIN – INCREASES 2014 PRODUCTION OUTLOOK AND PROVIDES OPERATIONS UPDATE
Midland, TX (July 21, 2014) – Diamondback Energy, Inc. (NASDAQ: FANG) (“Diamondback” or the “Company”) today announced the Company has entered into a definitive purchase agreement with unrelated third party sellers to acquire additional leasehold interests in the Midland Basin for an aggregate purchase price of approximately $538 million, subject to certain adjustments.  Upon completion, the acquisition will provide Diamondback with primarily operated leasehold interests, the majority of which are located in Midland and western Glasscock Counties.
ACQUISITION HIGHLIGHTS:

•	16,773 gross (13,136 net) acres, 88% of which are operated

•	Net production of approximately 2,173 BOE/d in May 2014 from 131 gross (94 net) producing wells.

•	Net proved reserves, based on Diamondback’s internal estimates as of June 2014, were approximately 5.2 MMBOE (on a 2-stream basis).
Diamondback expects horizontal development on this acreage to represent years of growth potential:

•	396 gross identified potential horizontal drilling locations

•	256 net identified potential horizontal drilling locations
The Company believes the acreage is prospective for horizontal drilling in the Wolfcamp B, Lower Spraberry, Clearfork, Middle Spraberry, Wolfcamp A and Wolfcamp D (aka Cline) formations.
Upon closing, the acquisition is expected to add 13,136 net acres to Diamondback’s total position in the Midland Basin, increasing it to more than 85,000 net acres.

Acreage Breakdown by County
	Gross	Net

Midland	6,018	4,773

Glasscock	8,265	6,814

Reagan	2,170	1,402

Upton	320	147
Total	16,773	13,136

The acquisition is scheduled to close in early September 2014, however the transaction remains subject to completion of due diligence and satisfaction of other closing conditions, and there can be no assurance that Diamondback will acquire all or any portion of the acreage.
“I am very pleased about this acquisition because it offers a tremendous opportunity for the Company to develop highly prospective acreage. Much of the value in these assets resides in the undeveloped acreage and, as a peer-leading developer of horizontal resources, we believe we can more cost-effectively convert this resource potential into cash flow,” said Travis Stice, Diamondback’s Chief Executive Officer. “We believe this acreage to be some of the best in Diamondback’s inventory, some of which offsets our Gridiron well, which appears to be among the best horizontal wells on a per lateral foot basis in the Midland Basin. Additionally, we are pleased that our test of the Lower Spraberry in Upton County as described below appears to confirm a new development horizon. This marks another first for Diamondback, as we believe this Lower Spraberry horizontal well is the first of its kind in Upton County.”

OPERATIONS UPDATE:

•
The Neal F Unit 8 #6LS well in Upton County, with a 6,811 foot lateral, achieved a 24-hour initial production (“IP”) 2-stream rate of 1,021 BOE/d (86% oil) on electric submersible pump (“ESP”), with a peak 30 day average 2-stream rate of 745 BOE/d (83% oil) on ESP.

•
The Gridiron N 1H Wolfcamp B well in Midland County, with an 8,785 foot lateral, achieved a flowing peak 24-hour IP 2-stream rate of 2,757 BOE/d (91% oil), as previously reported, with a peak 30 day flowing 2-stream rate of 2,317 BOE/d (87% oil). This well has produced more than 190 MBOE (83% oil) in its first 100 days on production.

•
The ST NW 2501LS, Diamondback’s first operated Lower Spraberry horizontal well in Midland County, with a 4,418 foot lateral, achieved a 24-hour IP 2-stream rate of 1,049 BOE/d (92% oil), as previously reported, on ESP, with a peak 30 day average 2-stream rate of 859 BOE/d (83% oil).

•
The Crystal A Unit 1H, 2H and 3H Wolfcamp B wells were drilled on Diamondback’s first three well pad in 38 days. The Company estimates drilling savings of $500,000 to $750,000, and expects incremental cost savings from completion operations that are currently underway, as a result of this multi-well pad.

•
The Company has drilled its first horizontal Wolfcamp B well on its southwest Martin County acreage, which was acquired in February 2014. The Kimberly 804H, with a 7,300 foot lateral, was drilled in less than 16 days and is expected to be completed in the second half of 2014.

•	Diamondback is increasing its 2014 production guidance to 17 to 19 MBOE/d from 16 to 18 MBOE/d. The Company will not realize volumes attributable to the pending acquisition until closing.

HORIZONTAL DRILLING UPDATE:

•
The Company is currently running five horizontal rigs and one vertical rig and plans to add a sixth horizontal rig on its existing acreage and a seventh horizontal on the acquired acreage in the first quarter of 2015 and then an eighth rig on the acquired properties by the second half of 2015. Additionally, the Company is contemplating adding a ninth horizontal rig in 2016.

•
15 wells were completed in the second quarter of 2014, of which 12 wells were drilled in the Wolfcamp B, two wells were drilled in the Lower Spraberry, and one well was drilled in the Clearfork. During the first half of 2014, 23 Wolfcamp B wells have been completed. 21 of which have sufficient production history for an average peak 24 hour rate of 1,047 BOE/d (90% oil) from an average lateral length of 6,911 feet.

•	19 of these wells have sufficient production history for an average peak 30 day rate of 754 BOE/d (87% oil) from an average lateral length of 6,981 feet.

•	Diamondback now expects to complete 18 to 22 wells per quarter going forward in 2014 as the Company added a second dedicated frac crew on July 1st.

PRODUCTION UPDATE:
Diamondback’s average daily production for the second quarter of 2014 increased 32% on a sequential basis to 17,836 BOE/d as compared to 13,552 BOE/d in the first quarter of 2014. Diamondback’s average daily production for the second quarter of 2014 increased 171% as compared to the second quarter of 2013.

	Diamondback Energy, Inc.
	Selected Operating Data
	(unaudited, in thousands)

		Three Months Ended June 30,
		2014	2013
	Production Data:
	Oil (MBbl)	1,211	447
	Natural gas (MMcf)	990	409
	Natural gas liquids (MBbls)	247	84
	Oil Equivalents (1)(2) (MBOE)	1,623	600
	Average daily production(2) (BOE/d)	17,836	6,590
	% Oil	75%	75%

(1)	Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.
(2)	The volumes presented are based on actual results and are not calculated using the rounded numbers in the table above.

About Diamondback Energy, Inc.
Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional onshore oil and natural gas reserves in the Permian Basin in West Texas. Diamondback’s activities are primarily focused on the Clearfork, Spraberry, Wolfcamp, Cline, Strawn and Atoka formations, which we refer to collectively as the Wolfberry play.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities, that Diamondback assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future, including those relating to the pending acquisition, are forward-looking statements. The forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. These forward-looking statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the factors discussed or referenced in the Company’s filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and any amendments thereto, that could cause actual results to differ materially from those projected. These filings are available for free at the SEC’s website (http://www.sec.gov). Any forward-looking statement made in this new release speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@diamondbackenergy.com